UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2012

Industrial Income Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-54372	27-0477259
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Purchase and Sale Agreement for the IN/PA Industrial Portfolio

The information disclosed under Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

IN/PA Industrial Portfolio

Pursuant to a definitive Purchase and Sale Agreement and Joint Escrow Instructions, dated as of March 26, 2012, among IIT Lehigh Valley DC LLC, IIT North Plainfeld DC LLC, and IIT Indianapolis DC LLC, wholly-owned subsidiaries of Industrial Income Trust Inc. (the “Company”), and a group of sellers described below (collectively, the “Seller”), on March 28, 2012, the Company, through the wholly-owned subsidiaries, acquired a 100% fee interest in 11 industrial buildings, aggregating approximately 3.5 million square feet on 201.3 acres, located in the submarkets of Plainfeld, Indiana and Lehigh Valley, Pennsylvania (collectively referred to as the “IN/PA Industrial Portfolio”). The IN/PA Industrial Portfolio is approximately 93% leased to 23 tenants with an average remaining lease term (based on square feet) of 4.0 years.

The Seller includes KPJV Ruppsville Road LP, KPJV 861 Nestle Way LP, KPJV 7566 Morris Court LP, KPJV 7520 Morris Court LP, KPJV 595 South Perry Road LP, KPJV 909 Whitaker Road LP, KPJV 849 Whitaker Road LP, KPJV 923 Whitaker Road LP, KPJV 558 Airtech Parkway LP, and KPJV 5252 Decatur Boulevard LP. The Seller is not affiliated with the Company or its affiliates.

Two tenants in the IN/PA Industrial Portfolio individually lease more than 10% of the rentable area of the IN/PA Industrial Portfolio, as described below:

•

Home Depot U.S.A., Inc., a home improvement specialty retailer, leases approximately 823,000 square feet, or approximately 23% of the portfolio’s rentable area, under a lease that expires in June 2013 with no options to extend. The annual base rent under the lease is currently approximately $3.6 million and is subject to a rent escalation of approximately 2.0% in July 2012.

•

Belkin International, Inc., a consumer electronic devices company, leases approximately 798,000 square feet, or approximately 23% of the portfolio’s rentable area, under a lease that expires in November 2019 with two options to extend the lease for a period of five years each. The annual base rent under the lease is currently approximately $2.7 million and is subject to rent escalations of approximately 4.5% in November 2014 and an additional 5.7% in November 2017.

In general, the tenants will be responsible for paying directly or reimbursing the landlord for the real estate taxes, insurance, and repair and maintenance costs of their respective properties.

The total aggregate purchase price was approximately $137.3 million, exclusive of transfer taxes, due diligence expenses, and other closing costs. The Company estimates that the purchase price capitalization rate is approximately 6.7%. Pursuant to the terms of the third amended and restated advisory agreement, dated as of February 21, 2012, by and among the Company, Industrial Income Operating Partnership LP, and Industrial Income Advisors LLC (the “Advisor”), the Company paid an acquisition fee to the Advisor of approximately $1.4 million, equal to 1.0% of the purchase price of this transaction. The Company funded the acquisition using proceeds from its public offering.

The Flynn Company will manage the buildings in Pennsylvania and Jones Lang LaSalle will manage the buildings in Indiana.

Item 8.01.	Other Events.

As of March 28, 2012, the Company has acquired, through its wholly-owned subsidiaries or through its 51% ownership interest in the unconsolidated joint venture, properties with an aggregate total purchase price of approximately $1.4 billion, exclusive of transfer taxes, due diligence expenses, and other closing costs, comprised of 136 industrial buildings with 300 tenants and an occupancy rate of 92.0%, in 15 markets that total approximately 24.7 million square feet, including 13 value-add buildings. The Company’s operating portfolio, which excludes the value-add buildings, included 123 buildings with 289 tenants, an occupancy rate of 96.3%, and an aggregate average remaining lease term (based on square feet) of 5.3 years. The estimated aggregate weighted-average purchase price capitalization rate for the operating portfolio is approximately 6.9%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL INCOME TRUST INC.

March 30, 2012	By:	/s/ THOMAS G. MCGONAGLE
Name: Thomas G. McGonagle
Title: Chief Financial Officer and Treasurer